EXHIBIT 99.1

                                           [MFOC LOGO]

FOR IMMEDIATE RELEASE                                   CONTACT:
                                             Larry Hodges
                                             Mrs. Fields' Original Cookies, Inc.
                                             2855 E. Cottonwood Parkway
                                             Salt Lake City, UT 84121
                                             Tel:  (800) 343-5377


                  MRS FIELDS' ORIGINAL COOKIES, INC. ANNOUNCES
                 ACCEPTANCE FOR PAYMENT OF SENIOR SECURED NOTES
                 DUE 2001 OF GREAT AMERICAN COOKIE COMPANY, INC.
               TENDERED THROUGH AUGUST 21 AND RECEIPT OF REQUISITE
                 CONSENTS TO AMEND INDENTURE GOVERNING THE NOTES

         SALT LAKE CITY, UTAH, August 25, 1998 - Mrs. Fields' Original Cookies, Inc. today announced that on August 24, 1998 it had accepted for payment all Notes that had been validly tendered as of 12:00 midnight, New York City time, on August 21, 1998, pursuant to its previously announced offer to purchase all of the outstanding Senior Secured Notes due 2001 of Great American Cookie Company, Inc. at a cash price equal to $1,040 per $1,000 principal amount, plus interest accrued and unpaid to (but excluding) the date of payment. According to The Bank of New York, the depositary for the offer to purchase, approximately $33.5 million aggregate principal amount of Notes had been tendered and accepted for payment as of 12:00 midnight, New York City time, on August 20, 1998. The Company accepted for payment an additional approximately $5.4 million aggregate principal amount of Notes that had been tendered through 12:00 midnight, New York City time, on August 21, 1998. Payment for such Notes and the consents related thereto will be made to tendering holders promptly. The Company will continue to accept tenders of Notes and deliveries of consents and will pay for such Notes and consents thereafter validly tendered and delivered promptly after the expiration date of the offer to purchase, regardless of whether the remaining conditions to the offer to purchase have been satisfied.

         The Company also announced that consents from the holders of a majority of the outstanding Notes have been received in connection with the solicitation of consents made in conjunction with the offer to purchase to amend and waive certain provisions of the indenture pursuant to which the Notes were issued. A supplemental indenture containing the proposed amendments and proposed waivers was executed by Great American and the trustee for the indenture on August 24th. The proposed amendments and proposed waivers, however, will not become binding until all validly tendered Notes are accepted for purchase by the Company, which is expected to occur promptly after the expiration of the offer to purchase. The offer to purchase will expire at 12:00 midnight, New York City time, on September 14, 1998, unless extended.

         Holders of Notes may obtain information relating to the solicitation by contacting Jefferies & Company, Inc., the dealer manager for the offer and the solicitation agent for the solicitation, collect at (310) 575-2000.